Exhibit 10.1

FISCAL YEAR 2014

MANAGEMENT INCENTIVE PLAN

UMBRELLA BONUS POOL BONUS AGREEMENT

This Sysco Corporation Fiscal Year 2014 Management Incentive Plan UMBRELLA BONUS POOL Bonus Agreement (this “Agreement”) was adopted by the Committee pursuant to the Sysco Corporation 2009 Management Incentive Plan (the “Plan”) (a copy of which is attached as Exhibit 1) and agreed to by the Company and __________ (“Executive”) effective _______ ___, 2013. This Agreement is effective for the fiscal year ending June 30, 2014  (the “Plan Year”). Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Plan.

1.       Calculation of Bonus.

(a)    Notwithstanding anything to the contrary contained herein, and subject to the further adjustments and limitations provided for in the Plan and Section 1(c) of this Agreement, the bonus Executive may earn under this Agreement shall equal up to ___ percent (____%) of two percent (2%) of the Company’s Net Earnings for the Plan Year (the “Maximum Bonus”).  “Net Earnings” means, for the Plan Year, the net earnings of the Company as reported in the Company’s audited consolidated financial statements for the Plan Year. The bonus payout for the Plan Year shall be determined under Subsection 1(b) and adjusted under Subsection 1(c).

(b)    Objective Performance Bonus.  The Objective Performance Bonus shall equal the sum of the following:

(i)     Company Earnings Bonus –

Bonus Target Amount	X	Company Earnings Bonus Percentage	X	50%	=	Company Earnings Bonus

(ii)     Company Sales Growth and Gross Profit Dollars Bonus–

Bonus Target Amount	X	Company Sales Growth and Gross Profit Dollars Bonus Percentage	X	30%	=	Sales Growth and Gross Profit Dollars Bonus

(iii)     Company Capital Efficiency Bonus –

Bonus Target Amount	X	Company Capital Efficiency Bonus Percentage	X	20%	=	Company Capital Efficiency Bonus

Each of the above components of Executive’s bonus shall be calculated independently.  Executive will not receive a component of the bonus set forth in this Section 1(b) if the Company does not achieve the “Threshold” level of performance as set forth in the applicable Table B attached hereto for that component.  For purposes of illustration, if the Company achieves the threshold Sales Growth and Gross Profit Dollars and Capital Efficiency but does not achieve the threshold fully diluted earnings per share, each as set forth in the applicable Table B attached hereto, Executive will receive a Company Sales Growth and Gross Profit Dollars Bonus and Company Capital Efficiency Bonus but will not receive a Company Earnings Bonus for the Plan Year.

(c)    Adjustment to Bonus.   The Committee shall have the discretion to reduce the bonus calculated pursuant to Section 1(a) above as set forth in this Section 1(c).  Using the amount of the Objective Performance Bonus as a baseline, the Committee may adjust 40% of the Objective Performance Bonus based on the Committee’s evaluation of Executive’s achievement of the strategic business objectives set forth on Exhibit 2, attached hereto.  In calculating the amount of the adjusted Objective Performance Bonus,  the Committee may increase 40% of the Objective Performance Bonus by up to 150% or reduce 40% of the Objective Performance Bonus by up to 100% (to zero dollars ($0)) pursuant to this Section 1(c), but in no event shall the amount payable to Executive pursuant to this Section 1(c) exceed the Maximum Bonus set forth in Section 1(a) above for the year in which the bonus was earned.

(d)     General Rules Regarding Bonus Calculation.

(i)     Consistent Accounting. In determining whether or not Executive is entitled to a bonus under this Agreement, the Company’s accounting practice and generally accepted accounting principles (“GAAP”) shall be applied on a basis consistent with prior periods, and such determination shall be based on the calculations made by the Company, certified by the Committee and binding on Executive. Notwithstanding the foregoing, if there is any material change in GAAP during a Plan Year that results in a material change in accounting for the revenues or expenses of the Company the calculations of the relevant Table B percentage for the Plan Year (the “GAAP Change Year”) shall be made as if such change in GAAP had not occurred during the GAAP Change Year.  In determining the Increase in Earnings Per Share for the Company in the year following the GAAP Change Year, the calculation shall be made after taking into account such change in GAAP.

(ii)    Tax Law Changes.  If the Internal Revenue Code is amended during the Plan Year and, as a result of such amendment(s), the effective tax rate applicable to the earnings of the Company (as described in the Income Taxes footnote to the financial statements contained in the Company’s annual report to the Securities and Exchange Commission on Form 10-K for the Plan Year) changes during the year, the calculation of the relevant Table B percentages for such Plan Year (the “Rate Change Year”) shall be made as if such rate change had not occurred during the Rate Change Year.  In determining the Increase in Earnings Per Share for the Company in the year following the Rate Change Year, the calculation shall be made after taking into account such rate change.

2.       Performance Metric Adjustments.    Certain items of revenue, expense, gain, losses or other adjustments resulting from extraordinary or non-recurring items, will be taken into account in the application of the relevant performance metrics used to determine the amount of the Executive’s bonus under Section 1(b) of this Agreement in accordance with the following:

(a)   Multi-Employer Pension Adjustments: - Adjustments resulting from the Company’s or an Operating Company’s complete or partial withdrawal from a multi-employer pension plan sponsored by a third party in which the Company or one of its Operating Companies participates (“Pension Adjustments”).  The amount of any such adjustments shall be determined in accordance with GAAP. Pension Adjustments shall initially be excluded from the calculation of the performance metrics used to determine Executive’s bonus under this Agreement;  provided however, the Committee may include all or any portion of such Pension Adjustments in the determination of Executive’s bonus hereunder in its discretion, if the Committee determines that the inclusion of all or any portion of such Pension Adjustments will not impact the Company’s ability to deduct all or any portion of the bonus payable to Executive under this Agreement under Section 162(m) of the Code.

(b)   Acquisitions and Divestitures:  - All or a portion of operating results, acquisition and divestiture expenses (including any applicable break up fees), acquisition debt, if any, and any gains or losses relating to or resulting from (i)  an acquisition by the Company of stock (or other equity interest) or substantially all of the assets of a corporation, partnership, limited liability company or other entity for a purchase price in excess of $100 million;  and  (ii)  a  divestiture of an Operating Company or operating division of the Company (including a sale of all or substantially all of the assets thereof) for a sale price in excess of $100 million may be excluded from the determination of Executive’s bonus under this Agreement;  provided however, the Committee shall not make such an adjustment unless the Committee determines that the exclusion of all or any portion of such adjustments will not impact the Company’s ability to deduct the bonus payable to Executive under this Agreement under Section 162(m) of the Code.

(c)    Restructuring Charges Adjustment.  Adjustments resulting from the Company’s or an Operating Company’s costs including, but not limited to, severance, facility closures and consolidations and asset write downs.  The foregoing notwithstanding, the following items will not be eligible for adjustment under this provision: ERB, COLI, Fuel and Tax.

(d)    Certain Other Events.  Notwithstanding the foregoing, the Committee may, in its sole discretion, include or exclude from the determination of the relevant performance metrics the results of certain extraordinary items not otherwise contemplated by this Section 2, and expenses related to restructuring of the Company and its subsidiaries (whether or not such expenses are extraordinary or non-recurring), if the Committee determines that the inclusion or exclusion of such items will not impact the Company’s ability to deduct all or any portion of the bonus payable to Executive under this Agreement under Section 162(m) of the Code.

3.    Payment.  Within ninety (90) days following the end of the Plan Year,  the Company shall determine and the Committee shall certify the amount of any bonus earned by Executive under this Agreement.  Such bonus shall be payable in the manner, at the times and in the amounts provided in the Plan.

4.   Clawback of Bonus. In accordance with the Company’s incentive payment clawback policy, in the event of a restatement of financial results (other than a restatement due to a change in accounting policy) within thirty-six (36) months of the payment of a bonus under this Agreement, and in connection with such restatement the Committee determines in its sole and absolute discretion, that the bonus paid to Executive under this Agreement for the Plan Year would have been lower had it been calculated based on such restated results (the “Adjusted MIP Bonus”), then the Company shall have the right, subject to applicable governing law, to recoup from Executive, in such form and at such time as the Committee determines in its sole and absolute discretion, the excess of the amount of the incentive payment previously paid to Executive pursuant to this Agreement (without regard to amounts deferred by Executive under the Company’s executive benefit plans) over the Adjusted MIP Bonus (the “Excess Payment”).  Executive hereby agrees that Executive shall promptly repay to the Company the amount of any Excess Payment received by Executive pursuant to this Agreement at the time or times and in the form determined by the Committee.

5.   Confidentiality.  Executive hereby acknowledges and agrees that the target performance levels set forth on Table B, attached hereto, constitute confidential information of the Company, subject to the prohibition on disclosure of confidential information under Sysco’s Code of Conduct. Any disclosure of the target performance levels by Executive prior to the time such target performance levels are disclosed to or known by the public, as determined by the Committee, will result in the forfeiture (which may include a clawback) by Executive of any bonus paid or otherwise payable to Executive under this Agreement for the Plan Year.

6.      Definitions.

(a)      For Calculations Regarding Table B:

(i)      Total Invested Capital: – for any given fiscal year, and with respect to the Company, the sum of the following:

(AA)   Stockholder’s Equity: – the average of the amounts outstanding for the Company (determined in accordance with Section 6(b) hereof) at the end of each fiscal quarter for which the computation is being made (quarterly average basis).

(BB)   Long-Term Debt: – the average of the long-term portion of the debt of the Company (determined in accordance with Section 6(b) hereof) outstanding at the end of each fiscal quarter for which the computation is being made (quarterly average basis).

(ii)    Return on Invested Capital: – the Return on Invested Capital for the Company is expressed as a percentage and is computed by dividing the Company’s net after-tax earnings, as it may be adjusted pursuant to Section 2, for the Plan Year by the Company’s Total Invested Capital for the Plan Year, as it may be adjusted pursuant to Section 2.

(iii)    Company Sales Growth and Gross Profit Dollars: - Company Sales Growth and Gross Profit Dollars, with respect to the Company, is expressed as a percentage and is computed by comparing the Company’s sales and gross profit dollars, as they may be adjusted pursuant to Section 2.

(iv)   Company Earnings Bonus Percentage: - the percentage determined from Table B-Fully Diluted EPS, attached hereto, which coincides with the Company’s fully diluted earnings per share for the Plan Year.

(v)   Company Sales and Profit Margin Growth Bonus Percentage: - the percentage determined from Table B-Sales and Profit Margin Growth, attached hereto, which coincides with the Company’s in Sales and Profit Margin Growth for the Plan Year.

(vi)   Company  Capital Efficiency Bonus Percentage: - the percentage determined from Table B – Return on Invested Capital, attached hereto, which coincides with the Company’s Return on Invested Capital for the Plan Year.

(b)       Method of Calculating Quarterly Averages: -- In determining the average amount outstanding of stockholders’ equity, and long-term debt under paragraphs 6(a)(i)(AA) and 6(a)(i)(BB), above, such averages shall be determined by dividing five (5) into the sum of the amounts outstanding of the relevant category at the end of each of the four quarters of the relevant fiscal year plus the amount outstanding of the relevant category at the beginning of the relevant fiscal year.

(c)         Bonus Target Amount:  – Executive’s Target Bonus Percentage for the Plan Year multiplied by the Executive’s base salary as of the end of the relevant Plan Year.

(d)         Target Bonus Percentage: - ____%

7.     Term of Agreement.  This Agreement shall remain effective for the Plan Year (i.e., the fiscal year ending June 30, 2014) and until any amounts due and payable to the Executive pursuant to this Agreement are paid; provided however, that Section 4 of this Agreement shall survive the termination of this Agreement until such time the Committee determines whether there is any Excess Payment due from Executive and the payment of any such Excess Payment pursuant to Section 4 of this Agreement is paid to the Company.

8.     No Employment Arrangement Implied. Nothing in this Agreement or the Plan shall imply any right of employment for Executive, and except as set forth in Section 9 of the Plan with respect to a Change of Control or as otherwise determined by the Committee, in its discretion, if Executive is terminated, voluntarily or involuntarily, with or without cause, prior to the end of the Plan Year, Executive shall not be entitled to any bonus for the Plan Year regardless of whether or not such bonus had been or would have been earned in whole or in part, but any unpaid bonus earned with respect to a prior fiscal year shall not be affected.

9.     Plan Provisions Shall Govern.   This Agreement is subject to and governed by the Plan and in the case of any conflict between the terms of this Agreement and the contents of the Plan, the terms of the Plan will control.

10.    Governing Law. The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without regard to the principle of conflict of laws.

11.    Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

12.    Severability.  Provided the other provisions of this Agreement do not frustrate the purpose and intent of the law, in the event that any portion of this Agreement shall be determined to be invalid or unenforceable to any extent, the same shall to that extent be deemed severable from this Agreement, and the invalidity or unenforceability thereof shall not affect the validity and enforceability of the remaining portion of this Agreement.

13.    Amendment and Termination.   The Company may amend this Agreement at any time without the approval of Executive up to and until the day that is ninety (90) days after the beginning of the Plan Year. The Company may amend this Agreement at any time that is more than ninety (90) days after the beginning of the Plan Year without the approval of the Executive; provided however no amendments will be permitted to this Agreement that would directly or indirectly cause the compensation under this Agreement to fail to qualify as “performance based compensation” as that term is defined in Section 162(m) of the Code. Notwithstanding anything to the contrary contained in this Agreement, the Company may terminate this Agreement at any time during the Plan Year and Executive shall not be entitled to any bonus under this Agreement for the Plan Year regardless of when during the Plan Year this Agreement is terminated.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer of the Company and Executive has executed this Agreement as of the day and year first written above.

SYSCO CORPORATION		EXECUTIVE

By:
	Russell Libby	[Name of Executive]
Senior Vice President, General Counsel
and Corporate Secretary

EXHIBIT 1

“PLAN”

EXHIBIT 2

NEO Name/Position	Strategic Business Objectives (SBO)
Bill DeLaney President & CEO

1.  Implement Category Management and achieve product cost savings

2.  Deploy technology platform in a timely and cost effective way

3.  Achieve operating cost savings

4.  Achieve targeted selling cost savings  and G&A cost savings

5.  Reduce lost business for locally-managed customers, increase the ratio of new/lost for the same customer base and perform at a similar level or better for our corporate-managed customer base

6.  Achieve 1% sales growth through core acquisitions and execute at least one Board-approved strategic acquisition / investment

7.  Implement revenue management process / capability

8.  Make significant progress towards our strategic goals for leveraging customer insight and growing Sysco Ventures

9.  Make continued strides toward implementing an effective human capital plan

Chris Kreidler EVP & CFO

1.  Effectively carry out all key aspects of Business Transformation

2.  Reduce lost business for locally-managed customers, increase the ratio of new/lost for the same customer base and perform at a similar level or better for our corporate-managed customer base

3.  Achieve 1% sales growth through new core acquisitions and execute at least one Board-approved strategic acquisition / investment

4.  Ensure achievement of the Planned Free Cash Flow growth

5.  Make continued strides toward implementing an effective human capital plan – including recruiting talent for key leadership positions, development of high-potential leaders and increasing employee engagement

Mike Green EVP & President, Foodservice Operations

1.  Effectively carry out all key aspects of Business Transformation

2.  Reduce lost business for locally-managed customers, increase the ratio of new/lost for the same customer base and perform at a similar level or better for our corporate-managed customer base

3.  Achieve 1% sales growth through core acquisitions

4.  Make significant progress towards our strategic goals for leveraging customer insights and growing Sysco Ventures:

5.  Make continued strides toward implementing an effective human capital plan – including recruiting talent for key leadership positions, development of high-potential leaders and increasing employee engagement

Wayne Shurts EVP, Chief Technology Officer

1.  Effectively carry out all key aspects of Business Transformation

2.  Reduce lost business for locally-managed customers, increase the ratio of new/lost for the same customer base and perform at a similar level or better for our corporate-managed customer base

3.  Achieve FY14 profit plan expense for Business Technology Department

4.  Implement programs / strategies to significantly improve Managed Service performance, results, metrics and customer survey scores

5.  Make continued strides toward implementing an effective human capital plan – including recruiting talent for key leadership positions, development of high-potential leaders and increasing employee engagement

Bill Day EVP, Merchandising

1.  Effectively carry out all key aspects of Business Transformation

2.  Reduce lost business for locally-managed customers, increase the ratio of new/lost for the same customer base and perform at a similar level or better for our corporate-managed customer base

3.  Make continued strides toward implementing an effective human capital plan – including recruiting talent for key leadership positions, development of high-potential leaders and increasing employee engagement.

CONFIDENTIAL

TABLE B

COMPANY PERFORMANCE BONUS

Attached

THE PERFORMANCE TARGETS SET FORTH ON THIS TABLE B CONSTITUTE “CONFIDENTIAL INFORMATION” AND ANY DISCLOSURE OF SUCH PERFORMANCE TARGETS BY A PARTICIPANT PRIOR TO THE TIME SUCH PERFORMANCE TARGETS BECOME PUBLIC INFORMATION WILL RESULT IN SUCH PARTICIPANT FORFEITING HIS OR HER RIGHTS TO A BONUS UNDER THIS PROGRAM.